Exhibit 99.1

CVR Partners Reports Third Quarter 2020 Results

SUGAR LAND, Texas (Nov. 2, 2020) – CVR Partners, LP (“CVR Partners” or the “Partnership”) (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (“UAN”) solution fertilizer products, today announced a net loss of $19 million, or 17 cents per common unit, on net sales of $79 million for the third quarter 2020, compared to a net loss of $23 million, or 20 cents per common unit, on net sales of $89 million for the third quarter 2019. EBITDA was $15 million for the third quarter of 2020, compared to $11 million for the third quarter of 2019.

“CVR Partners achieved strong production during the 2020 third quarter, with the Coffeyville and East Dubuque fertilizer plants posting a combined ammonia utilization rate of 98 percent,” said Mark Pytosh, Chief Executive Officer of CVR Partners’ general partner. “The solid performance of our fertilizer facilities coupled with higher product sales volumes has helped offset lower product pricing.

“In addition, farm economics have significantly improved since the summer,” Pytosh said. “Corn and soybean prices have increased by 30 percent since July and harvest weather conditions have been favorable. Looking ahead, we anticipate strong customer demand for both the fall 2020 and spring 2021 fertilizer applications.”

Consolidated Operations

For the third quarter of 2020, CVR Partners’ average realized gate prices for UAN showed a reduction over the prior year, down 23 percent to $140 per ton, and ammonia was down 28 percent over the prior year to $242 per ton. Average realized gate prices for UAN and ammonia were $182 per ton and $337 per ton, respectively, for the third quarter 2019.

CVR Partners’ fertilizer facilities produced a combined 215,000 tons of ammonia during the third quarter of 2020, of which 71,000 net tons were available for sale while the rest was upgraded to other fertilizer products, including 330,000 tons of UAN. In the third quarter of 2019, the fertilizer facilities produced 196,000 tons of ammonia, of which 56,000 net tons were available for sale while the remainder was upgraded to other fertilizer products, including 318,000 tons of UAN.

The Partnership’s ABL Credit Agreement was amended on Sep 29, 2020, to, among other things, extend its term to Sep 30, 2022, optimize the borrowing capacity and fee structure, and revise certain provisions to provide an improved credit facility for the Partnership. The proceeds may be used to fund working capital, capital expenditures and for other general corporate purposes.

NYSE Listing Requirements and Reverse Split

The Partnership’s common units are listed on the New York Stock Exchange (the “NYSE”) under the symbol “UAN.” On Apr 20, 2020, the average closing price of the Partnership’s common units over a 30 consecutive trading-day period fell below $1.00 per common unit, resulting in noncompliance with the continued listing standards in Section 802.01C of the NYSE Listing Company Manual. The Partnership received written notification of this noncompliance from the NYSE on Apr 22, 2020, and currently has until January 1, 2021, to regain compliance or be subject to the NYSE’s suspension and delisting procedures. As of Sep 30, 2020, the average closing price of the Partnership’s common units over the preceding consecutive 30 trading-day period has remained below $1.00 per common unit.

On Nov 2, 2020, the Partnership announced that the board of directors of its general partner (the “Board”) had approved a 1-for-10 reverse split of the Partnership’s common units to be effective at 5:00 p.m. Eastern Time on Nov 23, 2020, pursuant to which each 10 common units of the Partnership would be converted into one common unit of the Partnership. In accordance with the Partnership’s Agreement of Limited Partnership, as amended, following the reverse split any fractional units of record holders will be rounded up or down, as applicable, to the nearest whole common unit, with any fraction equal to or above 0.5 common units rounding up to the next higher common unit. Following the reverse split, the number of common units outstanding would decrease from approximately 111 million common units to approximately 11 million common units, with proportionate adjustments to the common units under the Partnership’s long-term incentive plan and outstanding awards thereunder.

The Board determined the 1-for-10 ratio to be appropriate to meet the Partnership’s goals of improving the marketability of its common units, regaining compliance with NYSE listing requirements, and reducing the risk of future noncompliance with such listing requirements.

The Partnership’s common units are expected to begin trading on a split-adjusted basis when markets open on Nov 24, 2020, under the symbol “UAN” and a new CUSIP number. The Partnership expects this reverse split will enable it to regain compliance with NYSE listing requirements by the Jan 1, 2021, deadline.

Holders of certificates representing pre-split common units must surrender such certificates, together with a Letter of Transmittal, to our transfer agent, American Stock Transfer & Trust Company (“AST”), in exchange for post-split common units, which will be issued in book-entry form. For holders of common units in book-entry form with AST, no further action is required in connection with the reverse split. Holders may contact AST by phone at (877) 248-6417 or (718) 921-8317 or email to info@astfinancial.com.

Distributions

CVR Partners will not pay a cash distribution for the third quarter 2020. CVR Partners is a variable distribution master limited partnership. As a result, its distributions, if any, will vary from quarter to quarter due to several factors, including, but not limited to, its operating performance, fluctuations in the prices received for its finished products, maintenance capital expenditures, use of cash and cash reserves deemed necessary or appropriate by the Board.

Third Quarter 2020 Earnings Conference Call

CVR Partners previously announced that it will host its third quarter 2020 Earnings Conference Call on Tuesday, Nov. 3, at 11 a.m. Eastern. The Earnings Conference Call may also include discussion of the Partnership’s developments, forward-looking information and other material information about business and financial matters.

The third quarter 2020 Earnings Conference Call will be webcast live and can be accessed on the Investor Relations section of CVR Partners’ website at www.CVRPartners.com. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8029. The webcast will be archived and available for 14 days at https://edge.media-server.com/mmc/p/69saujds. A repeat of the call also can be accessed for 14 days by dialing (877) 660-6853, conference ID 13712215.

Qualified Notice
This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of CVR Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, CVR Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Forward-Looking Statements
This news release contains forward-looking statements. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding future: farm economics including improvement thereof; impacts of COVID-19 including the duration thereof; distributions including the timing, payment and amount (if any) thereof; reverse unit split, including the amount, timing and impact thereof; operating performance, finished product pricing, costs and capital expenditures including management thereof, cash flow, use of cash and reserves; purchases under the Unit Repurchase Program (if any); demand for nitrogen fertilizer application; planted corn acreage; ammonia utilization rates; turnarounds and the impacts and expenses thereof; weather conditions; corn, soybean and feedstock pricing; direct operating expenses; depreciation and amortization; inventories; continued safe and reliable operations; timing of delivery; compliance with the NYSE’s listing requirements; and other matters. You can generally identify forward-looking statements by our use of forward-looking terminology such as “outlook,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Investors are cautioned that various factors may affect these forward-looking statements, including (among others) impacts of planting season on our business, general economic and business conditions and other risks. For additional discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. These and other risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof. CVR Partners disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Partners, LP
Headquartered in Sugar Land, Texas, CVR Partners, LP is a Delaware limited partnership focused on the production, marketing and distribution of nitrogen fertilizer products. It primarily produces urea ammonium nitrate (UAN) and ammonia, which are predominantly used by farmers to improve the yield and quality of their crops. CVR Partners’ Coffeyville, Kansas, nitrogen fertilizer manufacturing facility includes a 1,300 ton-per-day ammonia unit, a 3,000 ton-per-day UAN unit and a dual-train gasifier complex having a capacity of 89 million standard cubic feet per day of hydrogen. CVR Partners’ East Dubuque, Illinois, nitrogen fertilizer manufacturing facility includes a 1,075 ton-per-day ammonia unit and a 1,100 ton-per-day UAN unit.

For further information, please contact:

Investor Relations:
Richard Roberts
CVR Partners, LP
(281) 207-3205
InvestorRelations@CVRPartners.com

Media Relations:
Brandee Stephens
CVR Partners, LP
(281) 207-3516
MediaRelations@CVRPartners.com

Non-GAAP Measures

Our management uses certain non-GAAP performance measures, and reconciliations to those measures, to evaluate current and past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These non-GAAP financial measures are important factors in assessing our operating results and profitability and include the performance and liquidity measures defined below.

Effective January 1, 2020, the Partnership no longer presents the non-GAAP performance measure of Adjusted EBITDA, as management no longer relies on this financial measure when evaluating the Partnership’s performance and does not believe it enhances the users understanding of its financial statements in a useful manner.

The following are non-GAAP measures that continue to be presented for the period ended September 30, 2020:

EBITDA - Net income (loss) before (i) interest expense, net, (ii) income tax expense (benefit) and (iii) depreciation and amortization expense.

Reconciliation of Net Cash Provided By Operating Activities to EBITDA - Net cash provided by operating activities reduced by (i) interest expense, net, (ii) income tax expense (benefit), (iii) change in working capital, and (iv) other non-cash adjustments.

Available Cash for Distribution - EBITDA for the quarter excluding non-cash income or expense items (if any), for which adjustment is deemed necessary or appropriate by the Board in its sole discretion, less (i) reserves for maintenance capital expenditures, debt service and other contractual obligations, and (ii) reserves for future operating or capital needs (if any), in each case, that the Board deems necessary or appropriate in its sole discretion. Available cash for distribution may be increased by the release of previously established cash reserves, if any, and other excess cash, at the discretion of the Board.

We present these measures because we believe they may help investors, analysts, lenders and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to our operating performance as compared to other publicly traded companies in the refining industry, without regard to historical cost basis or financing methods and our ability to incur and service debt and fund capital expenditures. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Refer to the “Non-GAAP Reconciliations” section included herein for reconciliation of these amounts. Due to rounding, numbers presented within this section may not add or equal to numbers or totals presented elsewhere within this document.

Factors Affecting Comparability of Our Financial Results

Our historical results of operations for the periods presented may not be comparable with prior periods or to our results of operations in the future for the reason discussed below.

Major Scheduled Turnaround Activities

On September 14, 2019, the East Dubuque Facility began a major scheduled turnaround and the ammonia and UAN units were down for approximately 17 days during the quarter. This turnaround was completed in October 2019. Overall, quarterly results were negatively impacted due to the lost production during the downtime that resulted in lost sales and certain reduced variable expenses included in Cost of materials and other and Direct operating expenses (exclusive of depreciation and amortization). Exclusive of the impacts due to the lost production during the turnaround downtime, costs of approximately $6.8 million and $7.0 million are included in Direct operating expenses (exclusive of depreciation and amortization) in the Condensed Consolidated Statement of Operations for the three and nine months ended September 30, 2019, respectively.

Goodwill Impairment

As of June 30, 2020, a full, non-cash impairment charge of $41.0 million was recorded. Refer to Note 6 (“Goodwill”) to Part I, Item 1 of the second quarter 2020 Form 10-Q for further discussion.

CVR Partners, LP
(all information in this release is unaudited)

Financial and Operational Data

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per unit data)	2020	2019	2020	2019
Consolidated Statement of Operations Data
Net sales (1)	$79,482	$88,582	$259,654	$318,115
Operating costs and expenses:
Cost of materials and other	21,736	21,617	67,675	71,347
Direct operating expenses (exclusive of depreciation and amortization)	38,555	47,554	113,686	128,004
Depreciation and amortization	18,029	18,418	56,997	60,032
Cost of sales	78,320	87,589	238,358	259,383
Selling, general and administrative expenses	4,232	6,326	14,038	19,637
Loss on asset disposals	39	2,184	120	2,629
Goodwill impairment	—	—	40,969	—
Operating (loss) income	(3,109)	(7,517)	(33,831)	36,466
Other (expense) income:
Interest expense, net	(15,877)	(15,621)	(47,550)	(46,870)
Other income, net	57	174	122	229
Loss before income taxes	(18,929)	(22,964)	(81,259)	(10,175)
Income tax expense (benefit)	23	12	40	(88)
Net loss	$(18,952)	$(22,976)	$(81,299)	$(10,087)

Basic and diluted loss per unit data	$(0.17)	$(0.20)	$(0.72)	$(0.09)
Distributions declared per unit data	—	0.14	—	0.33

EBITDA*	$14,977	$11,075	$23,288	$96,727
Available Cash for Distribution*	(5,878)	8,047	(11,797)	31,192

Weighted-average common units outstanding - basic and diluted	111,294	113,283	112,577	113,283

*See “Non-GAAP Reconciliations” section below for a reconciliation of these amounts.
(1)        Below are the components of net sales:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Components of net sales:
Fertilizer sales	$67,422	$77,655	$227,709	$288,243
Freight in revenue	9,545	8,752	24,222	23,909
Other	2,515	2,175	7,723	5,963
Total net sales	$79,482	$88,582	$259,654	$318,115

Selected Balance Sheet Data

(in thousands)	September 30, 2020	December 31, 2019
Cash and cash equivalents	$48,285	$36,994
Working capital	47,502	49,429
Total assets	1,046,941	1,137,955
Total debt, including current portion	635,202	632,406
Total liabilities	711,089	718,411
Total partners’ capital	335,852	419,544

Selected Cash Flow Data

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Net cash flow provided by (used in):
Operating activities	$22,439	$33,991	$29,217	$68,672
Investing activities	(4,969)	(3,730)	(15,126)	(9,398)
Financing activities	(1,742)	(15,860)	(2,800)	(37,383)
Net increase in cash and cash equivalents	$15,728	$14,401	$11,291	$21,891

Capital Expenditures

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Maintenance capital expenditures	$3,086	$6,261	$9,445	$10,763
Growth capital expenditures	2,576	508	4,318	811
Total capital expenditures	$5,662	$6,769	$13,763	$11,574

Key Operating Data

Ammonia Utilization (1)
	Two Years Ended September 30
(capacity utilization)	2020	2019
Consolidated	94%	93%
Coffeyville Facility	95%	95%
East Dubuque Facility	94%	91%

(1)Reflects our ammonia utilization rates on a consolidated basis and at each of our facilities. Utilization is an important measure used by management to assess operational output at each of the Partnership’s facilities. Utilization is calculated as actual tons produced divided by capacity. We present our utilization on a two-year rolling average to take into account the impact of our current turnaround cycles on any specific period. The two-year rolling average is a more useful presentation of the long-term utilization performance of our plants. Additionally, we present utilization solely on ammonia production rather than each nitrogen product as it provides a comparative baseline against industry peers and eliminates the disparity of plant configurations for upgrade of ammonia into other nitrogen products. With our efforts being primarily focused on ammonia upgrade capabilities, this measure provides a meaningful view of how well we operate.

Sales and Production Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Consolidated sales (thousand tons):
Ammonia	54	33	218	179
UAN	365	340	986	968

Consolidated product pricing at gate (dollars per ton) (1):
Ammonia	$242	$337	$293	$416
UAN	140	182	156	206

Consolidated production volume (thousand tons):
Ammonia (gross produced) (2)	215	196	631	586
Ammonia (net available for sale) (2)	71	56	228	168
UAN	330	318	968	969

Feedstock:
Petroleum coke used in production (thousand tons)	129	137	393	404
Petroleum coke used in production (dollars per ton)	$35.11	$37.75	$36.77	$36.68
Natural gas used in production (thousands of MMBtu) (3)	2,136	1,700	6,408	5,210
Natural gas used in production (dollars per MMBtu) (3)	$2.10	$2.40	$2.15	$2.88
Natural gas in cost of materials and other (thousands of MMBtu) (3)	2,026	1,294	6,660	5,487
Natural gas in cost of materials and other (dollars per MMBtu) (3)	$2.01	$2.46	$2.25	$3.22

(1)Product pricing at gate represents sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.
(2)Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into other fertilizer products. Net tons available for sale represent ammonia available for sale that was not upgraded into other fertilizer products.
(3)The feedstock natural gas shown above does not include natural gas used for fuel. The cost of fuel natural gas is included in direct operating expense.

Key Market Indicators

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Ammonia - Southern plains (dollars per ton)	$216	$298	$249	$369
Ammonia - Corn belt (dollars per ton)	299	363	336	452
UAN - Corn belt (dollars per ton)	159	196	170	217

Natural gas NYMEX (dollars per MMBtu)	$2.12	$2.38	$1.92	$2.59

Q4 2020 Outlook

The table below summarizes our outlook for certain operational statistics and financial information for the fourth quarter of 2020. See “Forward-Looking Statements” above.

	Q4 2020
	Low	High
Ammonia utilization rates (1)
Consolidated	95%	100%
Coffeyville	95%	100%
East Dubuque	95%	100%

Direct operating expenses (2) (in millions)	$37	$42

Total capital expenditures (3) (in millions)	$5	$8

(1)Ammonia utilization rates exclude the impact of Turnarounds.
(2)Direct operating expenses are shown exclusive of depreciation and amortization, turnaround expenses, and impacts of inventory adjustments.
(3)Capital expenditures are disclosed on an accrual basis.

Non-GAAP Reconciliations

Reconciliation of Net (Loss) Income to EBITDA

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2020		2019	2020	2019
Net loss	$(18,952)	0	$(22,976)	$(81,299)	$(10,087)
Add:
Interest expense, net	15,877		15,621	47,550	46,870
Income tax expense (benefit)	23		12	40	(88)
Depreciation and amortization	18,029		18,418	56,997	60,032
EBITDA	$14,977		$11,075	$23,288	$96,727

Reconciliation of Net Cash Provided By Operating Activities to EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Net cash provided by operating activities	$22,439	$33,991	$29,217	$68,672
Non-cash items:
Goodwill impairment	—	—	(40,969)	—
Other	(1,757)	(3,900)	(3,968)	(8,226)
Add:
Interest expense, net	15,877	15,621	47,550	46,870
Income tax expense (benefit)	23	12	40	(88)
Change in assets and liabilities	(21,605)	(34,649)	(8,582)	(10,501)
EBITDA	$14,977	$11,075	$23,288	$96,727

Reconciliation of EBITDA to Available Cash for Distribution

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
EBITDA	$14,977	$11,075	$23,288	$96,727
Non-cash items:
Goodwill impairment	—	—	40,969	—
Current reserves for amounts related to:
Debt service	(15,000)	(14,833)	(44,998)	(44,525)
Maintenance capital expenditures	(3,086)	(6,594)	(9,445)	(11,409)
Common units repurchased	(1,269)	—	(2,277)	—
Other (reserves) releases:
Reserve for future turnaround	(1,500)	—	(3,000)	—
Reserve for repayment of current portion of long-term debt	—	—	(2,240)	—
Reserve for recapture of prior negative available cash	—	—	(5,917)	—
Cash reserves for future operating needs	—	—	(10,744)	(28,000)
Release of previously established cash reserves	—	18,399	2,567	18,399
Available Cash for distribution (1) (2)	$(5,878)	$8,047	$(11,797)	$31,192

Common units outstanding	110,989	113,283	110,989	113,283

(1)Amount represents the cumulative available cash based on quarter-to-date and year-to-date results. However, available cash for distribution is calculated quarterly, with distributions (if any) being paid in the period following declaration.
(2)The Partnership paid no cash distributions for the fourth quarter of 2019 and the first and second quarter of 2020, and no distribution was declared for the third quarter of 2020.